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                            SHARE PURCHASE AGREEMENT

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                                 BY AND BETWEEN

                                 LUMINENT, INC.

                                       AND

                       THE INDIVIDUALS LISTED ON EXHIBIT A



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                                TABLE OF CONTENT

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                                                                                             PAGE

1.  DEFINITIONS...........................................................................     1


2.  SALE AND PURCHASE OF THE SHARES.......................................................     2

  2.1   SALES OF SHARES...................................................................     2
  2.2   PURCHASE PRICE AND PAYMENT........................................................     3
  2.3   TRANSFER OF CREDIT................................................................     3
  2.4   TRANSFER TAX......................................................................     4

3.  ESCROW ARRANGEMENTS...................................................................     4


4.  CLOSING...............................................................................     4

  4.1   DELIVERIES PRIOR TO THE CLOSING...................................................     4
  4.2   DELIVERIES AT THE CLOSING.........................................................     5
  4.3   MUTUAL RELEASE....................................................................     5
  4.4   LONGSTOP DATE.....................................................................     5

5.  REPRESENTATIONS AND WARRANTIES OF THE SELLER..........................................     5

  5.1   POWER, AUTHORITY AND OWNERSHIP....................................................     5
  5.2   NO CONFLICT.......................................................................     6

6.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS...........................     6

  6.1   POWER AND AUTHORITY...............................................................     6
  6.2   NO CONFLICT.......................................................................     6
  6.3   DUE DILIGENCE.....................................................................     6
  6.4   EMPLOYEE OPTIONS..................................................................     6

7.  CONDITIONS PRECEDENT TO CLOSING.......................................................     7

  7.1   CONDITIONS TO OBLIGATIONS OF THE PURCHASERS.......................................     7
  7.2   CONDITIONS TO OBLIGATIONS OF THE SELLER...........................................     8

8.  TAG-ALONG RIGHT.......................................................................     8


9.  GENERAL...............................................................................     9

  9.1   BROKERAGE.........................................................................     9
  9.2   ASSIGNMENT........................................................................     9
  9.3   NOTICES...........................................................................     9
  9.4   COSTS.............................................................................    10
  9.5   SEVERABILITY......................................................................    10
  9.6   COUNTERPARTS......................................................................    10
  9.7   HEADINGS..........................................................................    10
  9.8   GOVERNING LAW.....................................................................    10
  9.9   DISPUTE RESOLUTION................................................................    11
  9.10  ENTIRE AGREEMENT AND AMENDMENTS...................................................    11

EXHIBIT A.................................................................................     1


EXHIBIT B.................................................................................     1

  ARTICLE 1   APPOINTMENT OF ESCROW AGENT.................................................     1
  ARTICLE 2   ESCROW ACCOUNT..............................................................     2
  ARTICLE 3   DELIVERY TO ESCROW AGENT....................................................     2
    3.1   Delivery by the Seller..........................................................     2



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
    3.2   Delivery by the Purchasers......................................................     3
  ARTICLE 4   RELEASE OF ESCROWED PROPERTY................................................     3
  ARTICLE 5   GENERAL PROVISIONS..........................................................     3
  ANNEX A.................................................................................     9
  ANNEX B.................................................................................    10

EXHIBIT C.................................................................................     1


EXHIBIT D.................................................................................     1


EXHIBIT E.................................................................................     1

  ARTICLE 1   PROVISION OF INFORMATION....................................................     1
  ARTICLE 2   USE OF DOCUMENTS AND INFORMATION............................................     1
  ARTICLE 3   CONFIDENTIALITY.............................................................     1
  ARTICLE 4   PERMITTED DISCLOSURE........................................................     2
  ARTICLE 5   PUBLIC ANNOUNCEMENTS........................................................     2
  ARTICLE 6   RETURN OF INFORMATION.......................................................     3
  ARTICLE 7   MISCELLANEOUS PROVISIONS....................................................     3
  ANNEX A.................................................................................     7



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                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement"), is made and entered into on September 30, 2002, by and amongst:

(1) Luminent, Inc., a corporation organized and existing under the laws of the State of Delaware, the United States of America, with its registered office located at 2711 Centerville Rd., Suite 400, Wilmington, Delaware 19808, New Castle County, Delaware, the United States of America ("Seller"); and

(2) The individuals listed in Exhibit A hereof (each a "Purchaser", collectively the "Purchasers").

The Seller and the Purchasers are hereinafter collectively referred to as "Parties".

                              W I T N E S S E T H:

        WHEREAS, the Seller is the registered holder and beneficial owner of 67,022,010 shares of common stock in FOCI Fiber Optic Communications, Inc. ("FOCI"), representing approximately 97.155% of the total issued and outstanding share capital of FOCI.

        WHEREAS, the Seller is the registered holder and beneficial owner of 18,999,815 hares of common stock in Quantum Optech Inc. ("QOI"), representing approximately 99.9% of the total issued and outstanding share capital of QOI.

        WHEREAS, the Purchasers wish to purchase from Seller, and Seller wishes to sell to Purchasers, Shares (as defined herein) on the terms and subject to the conditions of this Agreement.

        WHEREAS, unless otherwise stated in this Agreement, all references to time shall be referred to US time.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein, the Parties agree as follows:

1.      DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

"Applicable Law"                    shall include all laws, ordinances,
                                    rules, regulations, administrative or
                                    judicial orders, injunctions, notices,
                                    approvals or judgment of any federal,
                                    national, state, provincial or local
                                    government or governmental department,
                                    agency or instrumentality.



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"Closing"                           shall have the meaning set out in Section 4.


"Closing Date"                      shall have the meaning set out in Section 4.

"Contract"                          shall mean any agreement, contract,
                                    obligation, promise, or understanding
                                    (whether written or oral and whether express
                                    or implied) that is legally binding on
                                    either of the Parties.

"Escrow Account"                    shall have the meaning set out in Section 3.

"Escrow Agent"                      shall have the meaning set out in Section 3.

"Escrow Agreement"                  shall mean the Escrow Agreement attached
                                    hereto in Exhibit B.

"Loss"                              shall mean any liability, loss, damage,
                                    claim, cost, deficiency, obligation, or
                                    expense (including any penalty and any
                                    reasonable legal fees and costs) incurred by a party.

"MRV"                               shall mean MRV Communications, Inc.

"New Taiwan Dollars" or "NT$"       shall mean the lawful currency of the ROC.

"Purchase Price"                    shall be as defined in Section 2.2 hereof.

"ROC"                               shall mean Taiwan, the Republic of China.

"Shares"                            shall have the meaning set out in Section 2.1.

"United States Dollars" or "US$"    shall mean the lawful currency of the United
                                    States of America.

2.      SALE AND PURCHASE OF THE SHARES

2.1     SALES OF SHARES

        Upon the terms and subject to the conditions hereinafter set forth, the Seller hereby agrees to sell, transfer, assign and deliver to the Purchasers at the Closing (as defined below), and the Purchasers hereby agree to purchase and acquire from the Seller and pay therefor at the Closing, the following number of shares of common stock in FOCI and QOI, respectively, each with a par value of Ten New Taiwan Dollars (NT$10) per share

        (a). FOCI: 53,570,000 shares of common stock, representing approximately 77.655 % of the total issued and outstanding share capital of FOCI (collectively "FOCI Shares"); and




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        (b).    QOI: 18,999,815 shares of common stock, representing
                approximately 99.99 % of the total issued and outstanding share capital of QOI (collectively "QOI Shares")

        The FOCI Shares and the QOI Shares are hereinafter collectively referred to as the "Shares". The number of Shares to be transferred to the Purchasers on the Closing Date shall be as set forth in Exhibit C hereof.

2.2     PURCHASE PRICE AND PAYMENT

        The Purchasers hereby agree to pay to the Seller the total amount of US$8,000,000 (Eight Million United States Dollars) as consideration for the Shares ("Purchase Price"), and the Purchase Price shall be deposited in the Escrow Account on or prior to September 30, 2002.

2.3     TRANSFER OF CREDIT

        FOCI, the Seller and MRV agree that the aggregate amount of all inter-company loans and net accounts payables previously extended to FOCI by the Seller and/or MRV as of September 30, 2002 shall be US$7,100,000 (Seven Million and One Hundred Thousand United States Dollars) ("Total Credit Amount"). As part of the sale and purchase of Shares and subject to the Closing of the transactions contemplated herein, the Seller and the Purchasers agree to deal with the Total Credit Amount in the manner set forth below:

        (a) On the Closing Date Seller will assign to the Purchasers the right to collect the credit amount of US$5,100,000 (Five Million and One Hundred Thousand United States Dollars) ("Transferred Credit Amount") out of the Total Credit Amount ("Credit Transfer"). Upon execution of this Agreement, the Seller and the Purchasers will execute a transfer notice substantially in the form attached hereto as Exhibit D ("Credit Transfer Notice") for the purposes of the transfer of the Transferred Credit Amount hereunder. The Credit Transfer Notice will be delivered to FOCI on the Closing Date thereby giving FOIC notice of the Credit Transfer and the Credit Transfer shall become effective and be binding on the Seller, the Purchasers and FOCI upon receipt of the aforesaid Credit Transfer Notice by FOCI on the Closing Date.

        (b) The US$2,000,000 (Two Million United States Dollars) which remains outstanding and due and payable to the Seller and/or MRV after the Credit Transfer ("Remaining Credit Amount") will be repaid in lieu of cash by FOCI by delivery to the Seller, MRV or any of MRV's subsidiaries ("Transaction Parties") products of FOCI then currently in production or being marketed by FOCI. HOWEVER, the Parties agree that, provided that FOCI offers and agrees to deliver products to the Transaction Parties on terms most favorable to the Transaction Parties and at least not less favorable to the terms then offered by FOCI to its customers, the Transaction Parties will treat such products produced by FOCI as their first source supplier. Should any of the Transaction Parties place order for FOCI's aforesaid products in accordance with the above ("Products"), the amount payable by the Transaction Parties for the Products shall be set off against the Remaining Credit Amount upon delivery of the Products to such Transaction Parties in accordance with the relevant purchase




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                order(s). If at any time FOCI is unable or unwilling to provide and deliver the Products in accordance with the relevant purchase order(s), the balance of Remaining Credit Amount which remains outstanding and unutilized by the Transaction Parties ("Balance") shall become due and payable to the Seller or any third party designated by the Seller. The Balance shall be paid in full within 60 days of the Seller's notice demanding payment therefor, and the Balance shall be jointly and severally guaranteed by FOCI, Lin Song-Fure (Steve), Chen Chao Hsien (Goodman) and Hou Janpu.

        (c) Provided that the Remaining Credit Amount is setoff or paid in full in accordance with paragraph (b) above, the Parties agree that the Total Credit Amount represents all open balances between FOCI and the Seller, MRV or any of MRV's other subsidiaries as of September 30, 2002 ("Open Balances") and neither FOCI, QOI, the Seller, MRV, nor any of MRV's other subsidiaries shall have any claims against each other or any of them for any Open Balances.

2.4     TRANSFER TAX

        Any and all taxes which are payable under the Applicable Law with respect to the purchase and sale of the Shares ("Transfer Tax"), including without limitation the securities transaction tax payable under the ROC law, shall be borne by the Purchasers and shall be timely paid to the competent tax authority(ies).

3.      ESCROW ARRANGEMENTS

        The Purchasers and the Seller have appointed David Liou of Baker & McKenzie, Attorneys-at-Law, Taipei as escrow agent ("Escrow Agent") pursuant to the Escrow Agreement for the purposes of (i) establishing a trust account ("Escrow Account") to hold the Purchase Price, (ii) holding and delivering the certificates representing the Shares ("Certificates") and the accompanying share transfer forms ("Transfer Forms"), and (iii) holding and delivering the Credit Transfer Notice at the Closing. The Escrow Agent shall have the sole authority to access the Escrow Account and shall manage the Purchase Price, the Certificates, the Transfer Forms, and the Credit Transfer Notice (collectively "Escrowed Property") in accordance with the Escrow Agreement.

4.      CLOSING

        The consummation of the sale and purchase of the Shares hereunder ("Closing") shall take place at the offices of Baker & McKenzie, Attorneys at Law, at 15/F., 168 Tun Hwa N. Road, Taipei 105, Taiwan, on the date when all the conditions precedent to Closing stated in Section 7 have been duly satisfied or waived ("Closing Date"), all in accordance with the terms of this Agreement and the Escrow Agreement. The Seller and the Purchasers will execute a closing memorandum to document and serve as evidence of the Closing.

4.1     DELIVERIES PRIOR TO THE CLOSING




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        The Seller shall deliver to the Escrow Agent, on or before September 30,
2002, the Certificates, the Transfer Forms and the Credit Transfer Notice; and the Purchasers shall wire the full amount of the Purchase Price to the Escrow Account in accordance with Section 2.2(b) hereof.

4.2     DELIVERIES AT THE CLOSING

        On the Closing Date and upon notice from both the Seller and the Purchasers, the Escrow Agent shall instruct the Seller to endorse the Certificates and Transfer Forms for transfer of the Shares to the Purchasers. Upon completion of such endorsement of the Certificates and the Transfer Forms, the Escrow Agent shall disburse the Purchase Price to the Seller, and simultaneous therewith the Escrow Agent shall deliver the Credit Transfer Notice and the duly endorsed Certificates and Transfer Forms to the Purchasers.

4.3     MUTUAL RELEASE

        Except as provided in Section 2.3 hereof, immediately after the Closing Date, each of the Purchasers, FOCI, QOI, the Seller, MRV or any of MRV's other subsidiaries shall forever release the other party or parties, including any of its past and present officers, directors, employees, agents or affiliates, from any and all claims, actions, causes of action, suits, demands, damages, attorneys' fees, liabilities, indemnities, costs and obligations of any kind and character, whether direct or indirect, known or unknown, suspected or unsuspected in law or in equity or otherwise which it has asserted or could have asserted against any of them and which have arisen prior to the Closing Date ("Claims"). Each of the Purchasers, FOCI, QOI, the Seller, MRV or any of MRV's other subsidiaries expressly waives any provision of the law of any jurisdiction that might form the basis of an argument that the Claims have not been released.

4.4     LONGSTOP DATE

        The Closing shall take place no later than October 15, 2002 ("Longstop Date"), unless otherwise extended by the Seller in its sole discretion. In the event that the Closing does not take place on or before the Longstop Date, as may be extended, this Agreement will be terminated with immediate effect with mutual consent of the Parties. In the event that this Agreement is terminated in accordance herewith, the Escrow Agent shall return the Purchase Price to the Purchasers, and the Certificates, the Transfer Forms and the Credit Transfer Notice to the Seller.

5.      REPRESENTATIONS AND WARRANTIES OF THE SELLER

        As of the date hereof and again as of the Closing Date, the Seller hereby represents and warrants to the Purchasers as follows:

5.1     POWER, AUTHORITY AND OWNERSHIP

        The Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder with respect to the Shares. This Agreement has been duly executed and delivered by the Seller and, assuming the due




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authorization, execution and delivery by the Purchasers, constitutes the legal, valid and binding obligation of the Seller enforceable against the Sellers in accordance with its terms. The Seller has good title to the Shares and owns the Shares of record and beneficially, free and clear of any liens, claims, encumbrances or restrictions.

5.2     NO CONFLICT

        Neither the entering into nor the delivery of this Agreement nor the performance of the transactions contemplated therein by the Seller will result in the violation of any of the provisions of the Articles of Incorporation, or other constitutional or formation documents of the Seller or any Contract to which the Seller is a party, or any Applicable Law or permits.

6.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS

        As of the date hereof and as of the Closing Date, each of the Purchasers represents and warrants to the Seller as follows:

6.1     POWER AND AUTHORITY

        Each of the Purchasers has sufficient power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed, and delivered by the Purchasers and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes the legal, valid and binding obligation of each of the Purchasers enforceable against each of them in accordance with its terms.

6.2     NO CONFLICT

        Neither the entering into nor the delivery of this Agreement nor the performance of the transactions contemplated hereby by each of the Purchasers will result in the violation of or default under any agreement or other instrument to which any of the Purchasers is a party or by which any of the Purchasers is bound, or any Applicable Law.

6.3     DUE DILIGENCE

        The Purchasers have conducted due diligence exercises on FOCI and QOI respectively, and each of them is satisfied with the results of their due diligence exercise. The Purchasers agree and acknowledge that they have formed their decision to purchase the Shares on the basis of the said due diligence exercises and that the Seller has not made any representations or warranties to any of them in relation to any aspects of the operations of either FOCI or QOI (financial, operational, technical or otherwise).

6.4     EMPLOYEE OPTIONS

        The Seller and MRV will terminate, on or about the Closing Date, any and all options previously granted to the employees of QOI and FOCI which remain outstanding as of the Closing Date ("Option Termination"). Each of the Purchasers agrees to cooperate fully with the Seller and MRV in their dealings with the Option Termination and to use their best efforts to




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carry out any instructions of the Seller and MRV in connection therewith. Each of the Purchasers acknowledges that for purposes of the applicable stock option plans and individual options previously granted by the Seller and/or MRV to the employees of QOI and FOCI: (a) effective upon the Closing, the employment by Seller and/or MRV of each of the optionees who have received options from MRV and/or Seller will terminate for reasons other than the death or disability of the respective optionees and that such termination will be for cause within the meaning any applicable option in that QOI and FOCI will, upon the Closing, cease to be direct or indirect majority-owned subsidiaries of MRV or Seller; and (b) as a result of such termination, such options shall expire and become unexercisable 30 or 90 days following the Closing (the "Option Termination Date"), depending upon the pertinent provisions of the applicable stock option agreement dealing with the expiration of the option upon such termination of optionee's employment by Seller or MRV. Each of the Purchasers agrees to indemnify and hold harmless Seller or MRV from and against any losses, claims, damages or liabilities arising from or as a result of any attempt to exercise any such option previously granted by the Seller and/or MRV to the employees of QOI and FOCI following the Option Termination Date, and from and against any losses, claims, damages or liabilities arising from or as a result of the Option Termination.

7.      CONDITIONS PRECEDENT TO CLOSING

7.1     CONDITIONS TO OBLIGATIONS OF THE PURCHASERS

        All obligations of the Purchasers hereunder to be performed on the Closing Date are subject to, and conditioned upon, the fulfillment of each of the following conditions on or before the Closing Date unless waived in writing by the Seller in its sole discretion:

        (a) The representations and warranties of the Seller as set forth in this Agreement shall be true, correct and complete on the Closing Date with the same force and effect as if made at and as of such date;

        (b) The Seller shall have delivered to the Escrow Agent the duly endorsed Certificates and the Transfer Forms, and the duly executed Credit Transfer Notice;

        (c) The Purchasers shall have received any and all consents, approvals or authorizations (governmental or otherwise) and make any declaration or filing with any governmental authority, or any other person, firm, corporation or other entity in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby;

        (d) The Seller shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Seller on or prior to the Closing Date;

        (e) The Seller shall have paid in full its share of the Escrow Fee (as defined in the Escrow Agreement) in accordance with the Escrow Agreement; and




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        (f)     The Seller shall have executed the following documents:

                   i.       Escrow Agreement as shown on Exhibit B;
                   ii.      Credit Transfer Notice as shown on Exhibit D; and
                   iii.     Confidentiality Agreement as shown on Exhibit E.

7.2     CONDITIONS TO OBLIGATIONS OF THE SELLER

        All obligations of the Seller hereunder to be performed on the Closing Date are subject to, and conditioned upon, the fulfillment of each of the following conditions on or before the Closing Date unless waived in writing by the Seller in its sole discretion:

        (a) The representations and warranties of the Purchasers as set forth in this Agreement shall be true, correct and complete at the Closing Date with the same force and effect as if made at and as of such date;

        (b) The Purchasers shall have remitted the full amount of the Purchase Price to the Escrow Agent and duly executed the Credit Transfer Notice delivered to the Escrow Agent;

        (c) The Seller shall have received any and all consents, approvals or authorizations (governmental or otherwise) and make any declaration or filing with any governmental authority, or any other person, firm, corporation or other entity in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby;

        (d) The Purchasers shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchasers at or prior to the Closing Date;

        (e) The Purchasers shall have paid in full its share of the Escrow Fee (as defined in the Escrow Agreement) in accordance with the Escrow Agreement;

        (f)     The Purchasers shall have paid in full the Transfer Tax; and

        (g)     The Purchasers shall have executed the following documents:

                    i.      Escrow Agreement as shown on Exhibit B;
                    ii.     Credit Transfer Notice as shown on Exhibit D; and
                    iii.    Confidentiality Agreement as shown on Exhibit E.



8.      TAG-ALONG RIGHT

        The Parties agree that the following provisions shall apply to the Purchasers from the Closing Date:

        (a) If, at any time on or after the Closing Date, any of the Purchasers




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("Participating Purchaser") desires to sell, directly or indirectly, all or part of its shares in FOCI to any third party or parties ("Proposed Sale") and within any period of 6 months the number of shares in FOCI to be sold by the Participating Purchaser (whether in a single transaction or a series of transactions) shall exceed more than 10% of the total issued and outstanding share capital of FOCI as of the Closing Date, then the Seller shall have the right to include in the Proposed Sale all or a number of the shares in FOCI beneficially owned by the Seller and its affiliates ("Tag-Along Right") in proportion to the respective shareholding of the Seller (and its affiliates, if applicable) and the Participating Purchaser in FOCI. This Tag-Along Right is exercisable by the Seller by delivering a written notice to the Participating Purchaser within 20 business days after the Participating Purchaser's receipt of the purchase offer from such third party or parties, irrevocably stating the number of shares to be sold by the Seller (and its affiliates, if applicable). The Parties agree to apply the customary terms and conditions of tag-along rights in good faith.

        (b) Paragraph (a) of this Section 8 shall not apply to the Purchasers for a period of 9 months from the Closing Date ("Free Transfer Period") if during the Free Transfer Period (i) the Proposed Sale involves a transfer of shares in FOCI by the Purchasers to other employees of FOCI, or (ii) the Proposed Sale involves a transfer of shares in FOCI by the Purchasers to their affiliates; provide, however that paragraph (a) of this Section 8 shall not apply to Hsu, Jen Hsu (Rio) with regard to any transfer of shares in FOCI during the Free Transfer Period from Hsu, Jen Hsu (Rio) to C. C. Huang or to C. C. Huang's designees. For the avoidance of doubt, paragraph (a) above shall continue to apply to the Purchasers at and from the end of the Free Transfer Period.

9.      GENERAL

9.1     BROKERAGE

        The Seller and each of the Purchasers represent and warrant to the other that they have retained no broker or other person entitled to a commission, finder's fee or other like payment with respect to the transactions contemplated herein.

9.2     ASSIGNMENT

        The respective rights and obligations of the Purchasers and the Seller under this Agreement may not be assigned or delegated by the Purchasers or the Seller without the prior written consent of the other. Nothing herein expressed or implied shall confer upon any person, other than the Parties or their respective successors, assigns, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.3     NOTICES

        All notices, reports and other communications among the Parties shall be in writing and shall be sent by registered air mail, postage prepaid and return receipt requested, by international air courier, or by facsimile, with a confirmation copy sent by registered air mail or international air courier within twenty-four (24) hours after the time and date of facsimile transmission, addressed as follows:




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                If to the Purchasers, to:

                      Attention:    Chen, Chao Hsien (Goodman)
                      Facsimile:    886-3-563-9081
                      Address:      No. 18, Prosperity Rd. II,
                                    Science-Based Industrial Park,
                                    Hsinchu, Taiwan, ROC

                If to the Seller, to:

                      Attention:    Noam Lotan, President
                      Facsimile:    1-818-407-5656
                      Address:      20550 Nordhoff St.
                                    Chatsworth, CA 91311
                                    U.S.A.

                or to such other address as a party may from time to time designate by notice to the other.

9.4     COSTS

        Unless it is stipulated otherwise in this Agreement or the Escrow Agreement, the Seller and the Purchasers shall bear their own costs and expenses incurred in connection with this Agreement, the preparation thereof and the preparation for the Closing, including professional fees and costs of their attorneys and accountants; provided that the banking charge will be borne by the Purchasers.

9.5     SEVERABILITY

        In the event any provision of this Agreement is deemed by a court of competent jurisdiction to be invalid or unenforceable, such determination shall have no impact on the validity or enforceability of the remaining provisions hereof, and the unenforceable provision shall be severed as if not originally included herein.

9.6     COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.7     HEADINGS

        The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any provision hereof.

9.8     GOVERNING LAW

        This Agreement shall be governed by, and interpreted, in accordance with the substantive law of Taiwan, ROC, excluding its conflicts of law rules.

                                                                  Execution Copy


9.9     DISPUTE RESOLUTION

        The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the disputes cannot be resolved by such good faith negotiation, the Parties agree to submit the dispute to the Arbitration Association of Taiwan, the Republic of China for arbitration. The arbitration shall be made in Taipei, Taiwan according to the Arbitration Law of the ROC and the arbitral award rendered thereby shall be final, binding and enforceable against the Parties involved.

9.10    ENTIRE AGREEMENT AND AMENDMENTS

        This Agreement, together with the Exhibits attached hereto and all other agreements referred to herein, set forth the entire agreement between and among the Parties relating to the subject matter hereof and supersede all prior agreements, understandings and communications, whether oral or written. This Agreement may not be modified, amended or terminated except by written agreement of the Parties.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

                                                                  Execution Copy


SELLER:
LUMINENT, INC.

By:  /s/ NOAM LOTAN  Sept 30, 2002
    -------------------------
Name:  Noam Lotan
Title: President

                                                                  Execution Copy


                                    FOCI FIBER OPTIC COMMUNICATIONS, INC.
PURCHASERS                          - signed only in relation to Section 2.3
                                    of this Agreement

LIN, SONG-FURE (STEVE)
                                                 /s/ Lin, Song-Fure Steve
                                                -------------------------------
                                                Name:  Lin, Song-Fure Steve
By: /s/ Lin, Song-Fure (Steve)                  Title: General Manager
    -------------------------------

HSU, JEN HSU (RIO)

By: /s/ Hsu, Jen Hsu
    ------------------------------

CHEN, CHAO HSIEN  (GOODMAN)

By: /s/ Chen, Chao Hsien (Goodman)
    ------------------------------

HOU, JANPU

By: /s/ Janpu Hou
    -------------------------

                                                                  Execution Copy


                                    EXHIBIT A

                               LIST OF PURCHASERS

    1.   Lin, Song-Fure (Steve)
    2.   Chen, Chao Hsien  (Goodman)
    3.   Hou, Janpu
    4.   Hsu, Jen Hsu (Rio)




                                  Exhibit A-1

                                                                  Execution Copy

                                    EXHIBIT B

                                ESCROW AGREEMENT

This ESCROW AGREEMENT ("Agreement") is entered into as of September 30, 2002 by and among:

(1) Luminent, Inc., a company organized under the laws of the State of Delaware, the United States of America, and having its registered office at 2711 Centerville Rd., Suite 400, Wilmington, Delaware 19808, New Castle County, Delaware, the United States of America("Seller");

(2) Individuals listed in Annex A attached hereto (each a "Purchaser" and collectively the "Purchasers"); and

(3) Baker & McKenzie, Attorneys-at-Law, Taipei, as represented by Mr. David Liou acting as the escrow agent ("Escrow Agent").

                              W I T N E S S E T H:

        WHEREAS, the Seller and the Purchasers are parties to a Share Purchase Agreement ("SPA") dated September 30, 2002 and pursuant to the SPA the Seller has agreed to sell and the Purchasers have agreed to buy certain number of the issued shares of common stock of FOCI Fiber Optic Communications, Inc. ("FOCI") and Quantum Optech Inc. ("QOI"), subject to the terms and conditions of the SPA (collectively "Shares");

        WHEREAS, pursuant to the SPA, the Seller and the Purchasers shall enter into this Agreement with the Escrow Agent for the purposes of consummating the transactions contemplated under the SPA;

        WHEREAS, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the SPA; and

        WHEREAS, pursuant to SPA, the Purchasers and the Seller shall deliver the Escrowed Property (as defined below) to the Escrow Agent in accordance with the terms therewith and herewith.

        NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the Seller, the Purchasers and the Escrow Agent agree as follows:

                      ARTICLE 1 APPOINTMENT OF ESCROW AGENT

1.1 The Purchasers and the Seller hereby appoint and designate the Escrow Agent as escrow agent for the purposes set forth herein and the Escrow Agent hereby accepts such appointment to act in such capacity and to perform in accordance with this Agreement.




                                  Exhibit B-1

                                                                  Execution Copy


1.2 The Escrow Agent agrees to discharge its responsibilities and perform its tasks as prescribed in and in accordance with this Agreement in a diligent manner. The scope of the Escrow Agent's responsibilities shall be as expressly set forth in this Agreement.

1.3 The Escrow Agent covenants that at all times during the term of this Agreement the Escrowed Property will be segregated from its other assets.

1.4 The Escrow Agent will hold the Escrowed Property for distribution to the Seller and the Purchasers in accordance with the procedures set forth in this Agreement.

1.5 The Seller and the Purchasers agree that an escrow fee in the amount of US$33,000 ("Escrow Fee") is payable to the Escrow Agent under this Agreement, and that fifty percent (50%) of the Escrow Fee will be paid by the Seller to the Escrow Agent whilst the remaining fifty percent (50%) will be paid by the Purchasers. The Escrow Fee will not be refundable in any event. For the avoidance of doubt, the Escrow Fee only covers the services of taking custody of the Escrowed Property from the date of this Agreement until the Closing Date. In the event that the Closing does not take place in accordance with the SPA, the Seller and the Purchasers shall nevertheless pay the Escrow Fee to the Escrow Agent in accordance with this Article 1.5.

1.6 This Agreement shall terminate upon termination of the SPA and the Escrow Agent shall be promptly notified by both the Seller and the Purchasers in writing of the termination of the SPA. In the event of termination of this Agreement, the Escrow Agent shall return the Purchase Price to the Purchasers, and the Certificates, the Transfer Forms and the Credit Transfer Notice to the Seller.

                            ARTICLE 2 ESCROW ACCOUNT

The Seller agrees to open a bank account with the Taiwan Branch of Bank of America, N.A. ("Escrow Account") to be managed by the Escrow Agent in accordance with this Agreement.

                       ARTICLE 3 DELIVERY TO ESCROW AGENT

                           3.1 DELIVERY BY THE SELLER

        3.1.1 The Seller shall, on or prior to September 30, 2002 , place the Certificates, the Transfer Forms, and the Credit Transfer Notice in escrow with the Escrow Agent.

        3.1.2 Upon receipt of the Certificates, Transfer Forms and the Credit Transfer Notice from the Seller, the Escrow Agent shall promptly examine the Certificates and the Transfer Forms and inform the Seller and the Purchasers of the number of the Certificates and Transfer Forms it receives and whether the Certificates and the Transfer Forms are valid.




                                  Exhibit B-2

                                                                  Execution Copy

                         3.2 DELIVERY BY THE PURCHASERS

        3.2.1 The Purchasers shall, on or prior to September 30, 2002, deposit in the Escrow Account the full amount of the Purchase Price in immediately available funds.

        3.2.2 Upon receipt of the Purchase Price from the Purchasers, the Escrow Agent shall promptly inform the Seller and the Purchasers of the total amount of money deposited in the Escrow Account.

                     ARTICLE 4 RELEASE OF ESCROWED PROPERTY

4.1 On the Closing Date and upon receipt of a joint notice in a form substantially similar to that attached in Annex B hereof and issued by the Purchasers and the Seller instructing the Escrow Agent to release the Purchase Price to the Seller and the Certificates, the Transfer Forms and the Credit Transfer Notice to the Purchasers, the Escrow Agent shall immediately instruct the Seller to endorse the Certificates and the Transfer Forms for transfer of the Shares to the Purchasers.

4.2 As soon as the endorsement of the Certificates and the Transfer Forms has been duly completed, the Escrow Agent will release the Certificates together with the Transfer Forms as well as the Credit Transfer Notice to the Purchasers.

4.3 Simultaneously with the release of the Certificates, the Transfer Forms and the Credit Transfer Notice to the Purchasers, the Escrow Agent shall immediately wire the Purchase Price deposited in the Escrow Account to a bank account designated in writing to the Escrow Agent by the Seller.

                          ARTICLE 5 GENERAL PROVISIONS

5.1 The terms and conditions set forth in this Agreement shall constitute both an agreement among the Seller, the Purchasers, and the Escrow Agent in respect of the subject matter hereof and the escrow instructions for the Escrow Agent. The SPA is incorporated into, and made a part of, this Agreement by reference.

5.2 No amendment, change or modification of this Agreement shall be valid unless in writing and signed by the Seller and the Purchasers, and received by the Escrow Agent before the Escrowed Property is released to the parties as provided herein.

5.3 The Escrow Agent's liability as an escrow agent shall be confined to the obligations specifically provided for in this Agreement.

5.4 The Seller and the Purchasers agree, jointly and severally, to indemnify and hold the Escrow Agent harmless from and against all costs, damages, judgments, attorney's fees, expenses, obligations and liabilities of every kind and nature suffered or incurred in connection with, or arising out of this Agreement.




                                  Exhibit B-3

                                                                  Execution Copy


5.5 This Agreement shall become effective upon the date hereof and shall remain in full force and effect unless terminated upon the occurrence of any of the followings:

        (1)     all the obligations of the parties have been duly performed; or

        (2)     the parties agree in writing to terminate this Agreement.

        The termination of this Agreement shall be without prejudice to any rights and claims of any party against the other party under this Agreement or any Applicable Law, and each party shall be relieved of all future obligations toward each other, unless otherwise provided herein, except for such liabilities and obligations which have occurred prior to the termination.

5.6 All notices and other communications under this Agreement shall be in writing and shall be effective upon actual receipt, to the following addresses, or fax numbers:

        If to the Purchasers, to:

               Attention:    Chen, Chao Hsien (Goodman)
               Facsimile:    886-3-563-9081
               Address:      No. 18, Prosperity Rd. II,
                             Science-Based Industrial Park,
                             Hsinchu, Taiwan, ROC

        If to the Seller, to:

               Attention:    Noam Lotan, President
               Facsimile:    1-818-407-5656
               Address:      20550 Nordhoff St.
                             Chatsworth, CA 91311
                             U.S.A.

        If to Escrow Agent, to:

               Baker & McKenzie, Attorneys-at-Law
               Attention:    David Liou
               Facsimile:    886-2-2716-9250
               Address:      15F, 168,Tun Hwa North Road
                             Taipei, Taiwan

        Notice of any change in any such address or fax number shall also be given in the manner set forth above.

5.7 Except as otherwise provided for in this Agreement, attorney's fees and costs incurred by the Seller and the Purchasers relating to the compliance with this Agreement and the preparation thereof shall be borne separately by each party incurring the same. Any charges levied as bank fees for the Escrow Account and the transfer of funds shall be paid by the Purchasers.




                                  Exhibit B-4

                                                                  Execution Copy


5.8 This Agreement constitutes the entire agreement among the Seller, the Purchasers and the Escrow Agent with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter.

5.9 Neither the Seller, the Purchasers nor the Escrow Agent may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties.

5.10 This Agreement is to be governed by and construed in accordance with the laws of Taiwan, the Republic of China ("ROC"), without regard to its conflicts of law principles.

5.11 The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the disputes cannot be resolved by such good faith negotiation, the parties agree to submit the dispute to the Arbitration Association of Taiwan, the Republic of China for arbitration. The arbitration shall be made in Taipei, Taiwan according to the Arbitration Law of the ROC and the arbitral award rendered thereby shall be final, binding and enforceable against the parties involved.

        IN WITNESS WHEREOF, the parties hereto have caused their representatives to execute this Agreement on the day and year first above written.




                                  Exhibit B-5

                                                                  Execution Copy


SELLER
Luminent, Inc.

-------------------------
By:     Noam Lotan
Title:  President




                                  Exhibit B-6

                                                                  Execution Copy


PURCHASERS

LIN, SONG-FURE (STEVE)

By:
    -------------------------

HSU, JEN HSU (RIO)

By:
    -------------------------

CHEN, CHAO HSIEN  (GOODMAN)

By:
    -------------------------

HOU, JANPU

By:
    -------------------------



                                  Exhibit B-7

                                                                  Execution Copy


ESCROW AGENT
Baker & McKenzie, Attorneys-at-Law, Taipei



--------------------------
Name:  David Liou
Title: Senior Partner




                                  Exhibit B-8

                                                                  Execution Copy

                                     ANNEX A

                               LIST OF PURCHASERS


    1.   Lin, Song-Fure (Steve)
    2.   Chen, Chao Hsien (Goodman)
    3.   Hou, Janpu
    4.   Hsu, Jen Hsu (Rio)




                                  Exhibit B-9

                                                                  Execution Copy

                                     ANNEX B

                  JOINT NOTICE TO RELEASE THE ESCROWED PROPERTY

DATE:
     ------

Reference is made to the Share Purchase Agreement dated September 30, 2002 and the Escrow Agreement dated September 30, 2002.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Share Purchase Agreement and the Escrow Agreement.

We, the undersigned, hereby give you, the Escrow Agent, the notice to release the Purchase Price to the Seller, and the duly completed and endorsed Certificates and Transfer Forms as well as the duly executed Credit Transfer Notice to the Purchasers. Please proceed to release the aforesaid Escrowed Property immediately upon receipt of this notice.

By signing this notice, you acknowledge receipt of this notice.

SELLER                                  PURCHASERS
LUMINENT, INC.


                                        LIN, SONG-FURE (STEVE)

--------------------
Name:  Noam Lotan
Title: President
                                        By:
                                            -------------------------


RECEIVED BY:                            HSU, JEN HSU (RIO)
ESCROW AGENT


Baker & McKenzie, Attorneys-at-Law      By:
                                            -------------------------



-------------------------------
Name:  David Liou
Title: Senior Partner                   CHEN, CHAO HSIEN  (GOODMAN)

                                        By:
                                            -------------------------

                                        HOU, JANPU

                                        By:
                                            -------------------------




                                  Exhibit B-10

                                                                  Execution Copy

                                    EXHIBIT C

                  THE SHARES TO BE PURCHASED BY THE PURCHASERS

   No.              Name.                  # of Shares Acquired          Total # of Shares Owned after Closing
                                                QOI
   1.   Lin, Song-Fure (Steve)                   5,000,000                              5,000,000
   2.   Chen, Chao Hsien (Goodman)               4,649,815                              4,649,835
   3.   Hou, Janpu                               4,650,000                              4,650,000
   4.   Hsu, Jen Hsu (Rio)                       4,700,000                              4,700,000

                                               FOCI

   1.   Lin, Song-Fure (Steve)                  13,000,000                             13,000,000
   2.   Chen, Chao Hsien (Goodman)              11,800,000                             11,800,000
   3.   Hou, Janpu                              11,770,000                             11,770,000
   4.   Hsu, Jen Hsu (Rio)                      17,000,000                             17,000,000




                                  Exhibit C-1

                                                                  Execution Copy

                                    EXHIBIT D

                             CREDIT TRANSFER NOTICE

We, the undersigned, do hereby give you, FOCI FIBER OPTIC COMMUNICATIONS, INC.
(FOCI), notice of the transfer of the credit from Luminent, Inc. to the individuals whose names appear below ("Credit Transfer") in the amount of US$5,100,000 (FIVE MILLION AND ONE HUNDRED THOUSAND UNITED STATES DOLLARS) pursuant to the Share Purchase Agreement dated September 30, 2002 and in accordance with Article 297 of the Civil Code of the Republic of China.

The Credit Transfer will become effective and be binding on you and the undersigned when this notice is delivered to you.

This notice is duly delivered to you on ___[date]___ and by signing on this notice you acknowledge receipt of this notice and the effectiveness thereof.

LUMINENT, INC.                                LIN, SONG-FURE (STEVE)

By:
    -----------------------------
Name:  Noam Lotan
Title: President                              By:
                                                  --------------------------

Acknowledged, approved and received by:       HSU, JEN HSU (RIO)
FOCI FIBER OPTIC COMMUNICATIONS, INC.


                                              By:
----------------------------                      --------------------------
Name:  Lin, Song-Fure Steve
Title: President and Director of the Board
       of Directors

                                              CHEN, CHAO HSIEN  (GOODMAN)

                                              By:
                                                  --------------------------

                                              HOU, JANPU

                                              BY:
                                                  --------------------------



                                  Exhibit D-1

                                                                  Execution Copy


                                    EXHIBIT E

                            CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this "Agreement"), is made and entered into on September 30, 2002, by and amongst:

(1) Luminent, Inc., a corporation organized and existing under the laws of the State of Delaware, the United States of America, with its registered office located at 2711 Centerville Rd., Suite 400, Wilmington, Delaware 19808, New Castle County, Delaware, the United States of America ("Seller"); and

(2) The individuals listed in Annex A hereof (each a "Purchaser", collectively the "Purchasers").

                              W I T N E S S E T H:

WHEREAS, the Seller and the Purchasers have entered into a Share Purchase Agreement ("SPA") dated September 30, 2002 and other contracts and documents referenced therein in connection with a sale of shares transaction involving shares of common stock in FOCI Fiber Optic Communications, Inc. and Quantum Optech Inc. ("Transaction").

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the Seller and the Purchasers agree as follows:

                       ARTICLE 1 PROVISION OF INFORMATION

For the purposes of entering into and consummating the Transaction, the parties have executed and will in the future execute various contracts, documents, and instruments ("Documents") and the Seller has provided and will in the future provide information relating to the Seller ("Information") for use by the Purchasers in connection with the Transaction.

                   ARTICLE 2 USE OF DOCUMENTS AND INFORMATION

2.1 Each of the Purchasers agrees to use the Documents and the Information only to the extent reasonably necessary to consummate the Transaction, and that all such use will be made by the Purchasers alone.

2.2 Each of the Purchasers agrees, save as expressly permitted under this Agreement, not to disclose, use, copy in whole or in part or modify or adapt the Documents or the Information in any way.

                            ARTICLE 3 CONFIDENTIALITY

Each of the Purchasers agrees to keep the content and the existence of the Transaction, the Documents and the Information confidential and, save as expressly permitted under this




                                  Exhibit E-1

                                                                  Execution Copy


Agreement, not to disclose the content and the existence thereof to any third party(ies).

                         ARTICLE 4 PERMITTED DISCLOSURE

4.1 Any of the Purchasers ("Disclosing Party") may disclose, in whole or in part, the content and the existence of the Transaction, the Documents and the Information if:-

        a. the information relating to any of the Transaction, the Documents or the Information has entered the public domain otherwise than as a result of publication or disclosure by the Disclosing Party; or

        b. the Disclosing Party is required by law, regulation or order of a court of competent jurisdiction to make such disclosure.

4.2 At the occurrence of the event stated in Article 4.1(b), the Disclosing Party shall immediately notify the Seller in writing of that fact and of all relevant surrounding circumstances. If the Disclosing Party is unable to notify the Seller before such disclosure is required it shall notify the Seller immediately after the disclosure has been made.

4.3 Each of the Purchasers will use its best endeavours to resist disclosure and to maintain the confidentiality of any of the Transaction, the Documents and the Information.

                         ARTICLE 5 PUBLIC ANNOUNCEMENTS

5.1 The Seller has the right to make any Public Announcements (as defined below) at its discretion, provided that it will notify and discuss with the Purchasers prior to making such Public Announcements.

5.2 Each of the Purchasers agrees not to make any Public Announcements in relation to, or publicly comment on, any of the Transaction, the Documents or the Information without the prior written consent of the Seller. Where the Seller has consented to the Public Announcements to be made by any of the Purchasers and to the time for making such Public Announcements, the Purchaser making the Public Announcements shall, before the Public Announcements are made, provide a copy of its draft Public Announcements to the Seller for its review and approval.

5.3 The term "Public Announcements" include any and all publicity press releases and other comments, announcements, disclosures or statements relating to any of the Transaction, the Documents or the Information.

5.4 Notwithstanding the foregoing, the parties agree to cooperate to create any and all appropriate Public Announcements relating to the Transaction, the Documents, the Information or any matters in connection therewith.

5.5 The provisions of this Article 5 apply to both oral and written Public Announcements.




                                  Exhibit E-2

                                                                  Execution Copy


                         ARTICLE 6 RETURN OF INFORMATION

The Seller may at any time in its sole discretion request any of the Purchasers or all of them to return or destroy (as the Seller may direct), copies of any Information that are in its or their possession.

                       ARTICLE 7 MISCELLANEOUS PROVISIONS

7.1 The validity, construction and performance of this Agreement shall be governed by the law of Taiwan, the Republic of China, without regard to any principles of conflict of laws thereof.

7.2 This Agreement contains all the terms agreed by the parties regarding the subject matter hereof and supersedes any prior agreements, understandings or arrangements between them, whether oral or in writing.

7.3 No variation or amendment to this Agreement shall be effective unless in writing signed by authorised representatives of the parties.

7.4 All notices and other communications under this Agreement shall be in writing and shall be effective upon actual receipt, to the following addresses, or fax numbers:

        If to the Purchasers, to:

               Attention:    Chen, Chao Hsien (Goodman)
               Facsimile:    886-3-563-9081
               Address:      No. 18, Prosperity Rd. II,
                             Science-Based Industrial Park,
                             Hsinchu, Taiwan, ROC

        If to the Seller, to:

               Attention:    Noam Lotan, President
               Facsimile:    1-818-407-5656
               Address:      20550 Nordhoff St.
                             Chatsworth, CA 91311
                             U.S.A.

        Notice of any change in any such address or fax number shall also be given in the manner set forth above.

7.5 The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and shall not be construed as, a waiver of such term or right and shall in no way affect that party's right later to enforce or exercise it.

7.6 The invalidity or unenforceability of any term of or any right arising pursuant to this Agreement shall not in any way affect the remaining terms or rights.




                                  Exhibit E-3

                                                                  Execution Copy


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.




                                  Exhibit E-4

                                                                  Execution Copy


SELLER:
LUMINENT, INC.

By:
    -------------------------
Name:  Noam Lotan
Title: President




                                  Exhibit E-5

                                                                  Execution Copy


PURCHASERS

LIN, SONG-FURE (STEVE)

By:
    -------------------------

HSU, JEN HSU (RIO)

By:
    -------------------------

CHEN, CHAO HSIEN (GOODMAN)

By:
    -------------------------




HOU, JANPU

By:
    -------------------------




                                  Exhibit E-6

                                                                  Execution Copy


                                     ANNEX A

                               LIST OF PURCHASERS


    1.   Lin, Song-Fure (Steve)
    2.   Chen, Chao Hsien (Goodman)
    3.   Hou, Janpu
    4.   Hsu, Jen Hsu (Rio)

                                  Exhibit E-7